POPE, EVANS AND ROBBINS, INCORPORATED
                               c/o SPILKE COMPANY
                        111 West 40th Street - Room 1702
                            New York, New York 10018





                                                              July 14, 1997



Continental Stock Transfer & Trust Company ("CST"), as trustee for the holders of the 7% Senior Notes of Pope, Evans and Robbins Incorporated ("PER")
2 Broadway
New York, New York 10004

United States Trust Company of New York ("UST"), as trustee for the holders of the 13.5% Subordinated
  Debentures of PER
114 West 47th Street
New York, New York 10036

Estate of Mr. Sol Cooper ("Cooper")
c/o Edward Sadowsky, Esq.
Tenzer Greenblatt LLP
405 Lexington Avenue
New York, New York 10174

Mack Industries ("Mack")
c/o Mack Management and Construction Corp.
370 West Passaic Street
Rochelle Park, New Jersey 07662

L. H. Charney Associates ("Charney")
1441 Broadway
New York, New York 10018

Gentlemen:

                  1. You have each advised us that you have claims against PER in the following amounts through October 31, 1994, the cut-off date we have agreed to for the purpose of this Agreement:



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July 14, 1997
Page 2



                                    CST:                      $49,066,687
                                    UST:                      $ 6,968,370
                                    Mack:                     $ 2,808,393
                                    Cooper:                   $   161,000
                                    Charney:                  $    93,000

which represent the following percentages (hereinafter sometimes referred to as your respective "Shares") of such claims:

                                    CST:                      83.03%
                                    UST:                      11.79%
                                    Mack:                     4.75%
                                    Cooper:                   0.27%
                                    Charney:                  0.16%

                  For purposes of inducing PER to pay your respective shares of such claims, each of you has agreed to waive any claims you have or might have to assert priority payment rights or rights based upon claims that the payments to others among you are subordinated to the prior payment of your claim; and you agree to the following distribution of the assets, which PER and its officers represent to you are the only assets of PER and its subsidiaries having realizable value and that the amounts set forth below are amounts actually realized:

                  A. Cash and Cash Equivalents. PER represents to you that as of June 30, 1997, it has cash and cash equivalents of approximately $1,002,000, resulting from (i) the collection of the cash surrender values of two life insurance policies on the lives of Harry Rabinowitz and Joseph E. Robbins issued by Connecticut Mutual Life Insurance Company, (ii) repayment to PER of $750,000 upon its Junior Participation Interest in Pat Fashions Industries, Inc. ("PAT"), (iii) payment to PER of $16,015 upon its claims in


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July 14, 1997
Page 3



         the bankruptcy of PAT, (iv) rental income from the property in Puerto Rico described below and (v) interest on deposits less (vi) expenses incurred in the operation of PER for professional fees, fees to Mr. Rabinowitz, trustee fees and other costs incurred in the ordinary course; that such cash and cash equivalents are in the form of money market funds in banks and a financial institution; and that the amount thereof available for distribution to you with respect to your several claims (after deducting amounts set forth in Schedule A attached hereto in connection with the preparation of this Agreement and coordinating the actions described herein, trustee, professional and other fees and anticipated expenses of PER for maintaining itself as a subsisting entity) is approximately $902,000.

                  B. Common Stock of PZT, Inc. ("PZT"). Effective immediately, PER shall cause PZT, its wholly-owned subsidiary, to assign to you, in proportion to your respective Shares, the net proceeds from the sale of PZT's principal asset, an industrial building located on approximately 5,386 square meters in the Hato Industrial Area, Hato Ward of San Lorenzo, Puerto Rico. (The assignment of the net proceeds instead of the common stock of PZT avoids certain filing requirements in Puerto Rico.) The building is one story concrete block structure built in 1970 and comprises some 23,000 square feet. The property had been leased to Edcar Industries Inc. and is, according to the lessee, in need of substantial roof repairs. The lease to Edcar, which expired on March 31, 1997, provided for a net rent of approximately $4,877 a month. PZT's property is currently the subject of a sale contract, and PZT expects the sale of the property to close on or about July 31, 1997 and to result in net proceeds of approximately $200,000.

                  2.  Promptly  after  execution  by all  parties of this Letter
Agreement, PER shall distribute an aggregate of $900,000 to each of you in proportion to your respective Shares. Distribution by PER of any remaining assets, including the proceeds of the sale of PZT's Puerto Rico property, will be made as funds become available or when reasonably deemed no longer


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July 14, 1997
Page 4



necessary to be held for contingencies. On the date hereof, PER knows of no such contingencies other than expenses of the nature set forth in Schedule A attached hereto.

                  3. This Agreement will also confirm our advice to you that all claims (other than the claims of CST, UST, Mack, Cooper, and Charney) that have been asserted against PER since November 1, 1994, including tax claims of New York City and New York State, have been settled or otherwise resolved without payment of any greater percentage to an unsecured creditor than the percentage to be paid to you hereunder, and without any ongoing liability owed by PER to such claimants and that there are no known creditors of any of PER's subsidiaries, including PZT.

                  4. PER acknowledges and agrees that the payments, distributions and assignments described in Paragraph 1 above are merely payments on account of your respective claims, and that your acceptance of them does not in any way discharge or otherwise release PER from liability for the balance of any amounts which may be lawfully due to each of you from any other assets that are owned or are acquired by PER subsequent to the date of this Agreement.

                  5. You acknowledge that, if PER files a voluntary petition (which it has no present intention of doing), or if its creditors file an involuntary petition against it (of which PER has no knowledge), under the Bankruptcy Code, the payments, distributions and assignments contemplated hereby may be recoverable or rescindable at the instance of a trustee in bankruptcy or a creditor of PER.



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July 14, 1997
Page 5


                  6. If the foregoing accurately sets forth your respective understandings of the agreements we have reached, kindly be good enough so to indicate by countersigning the enclosed copies of this Letter Agreement, which shall become effective upon execution of separate counterparts signed by each of you and by PER.

                                  Yours very truly,

                                  POPE, EVANS AND ROBBINS INCORPORATED


                                  By:         /s/  Harry Rabinowitz
                                     ------------------------------------------
                                      Harry Rabinowitz, President and Treasurer

         AGREED:


 CONTINENTAL STOCK TRANSFER                           ESTATE OF SOL COOPER
  & TRUST COMPANY, As Trustee


By:  /s/  H.R. Drews                            By:  /s/   Ethel Cooper
----------------------------------------       ---------------------------------
Title: Vice President & Senior Tr. Officer      Title:   Personal Representative


UNITED STATES TRUST COMPANY                           L. H. CHARNEY ASSOCIATES
   OF NEW YORK, as Trustee


By:  /s/ Cynthia Chaney                          By:  /s/  Leon H. Charney
----------------------------------------       ---------------------------------
Title: Assistant Vice President                      Title: Managing Partner


MACK INDUSTRIES


By:   /s/ William Mack
----------------------------------------
Title:   Partner


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